Exhibit 99.1

GE Transportation
(A carve-out business of General Electric Company)
Audited Combined Financial Statements
As of December 31, 2018 and 2017
And for the years ended December 31, 2018, 2017 and 2016
(With Report of Independent Registered Public Accounting Firm Thereon)

GE Transportation
(A carve-out business of General Electric Company)

KPMG LLP Aon Center Suite 5500 200 E. Randolph Street Chicago, IL 60601-6436

Report of Independent Registered Public Accounting Firm

To the Board of Directors
Westinghouse Air Brake Technologies Corporation:

Opinion on the Combined Financial Statements

We have audited the accompanying combined statement of financial position of GE Transportation (a carve-out business of General Electric Company) (the Company) as of December 31, 2018 and 2017, the related combined statements of earnings, comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes (collectively, the combined financial statements). In our opinion, the combined financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2018, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the combined financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the combined financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the combined financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2017.

Chicago, Illinois
April 18, 2019

KPMG LLP is a Delaware limited liability partnership and the U.S. member firm of the KPMG network of independent member firms affiliated with
KPMG International Cooperative (“KPMG International”), a Swiss entity.

GE Transportation
(A carve-out business of General Electric Company)

COMBINED STATEMENT OF EARNINGS

For the years ended December 31 (In thousands)	2018	2017	2016

Revenues
Sales of goods	$2,513,129	$2,546,637	$3,046,546
Sales of services	1,397,691	1,383,671	1,560,045
Total revenues (Note 3)	3,910,820	3,930,308	4,606,591

Costs of revenues
Cost of goods sold	2,026,373	2,129,684	2,525,838
Cost of services sold	838,631	877,390	909,116
Gross profit	1,045,816	923,234	1,171,637

Selling, general and administrative expenses	525,733	449,651	432,229
Impairment of goodwill	-	-	2,027
Non-operating benefit costs	9,986	16,877	18,455
Other expenses	1,387	24,307	11,409
Earnings before income taxes	508,710	432,399	707,517

Provision for income taxes (Note 13)	(112,978)	(44,303)	(167,428)
Net earnings	395,732	388,096	540,089

Less net earnings attributable to noncontrolling interests	414	14,311	6,144
Net earnings attributable to Parent	$395,318	$373,785	$533,945

See Notes to the Combined Financial Statements

GE Transportation
(A carve-out business of General Electric Company)

COMBINED STATEMENT OF COMPREHENSIVE INCOME

For the years ended December 31 (In thousands)	2018	2017	2016

Net earnings	$395,732	$388,096	$540,089
Less net earnings attributable to noncontrolling interests	414	14,311	6,144
Net earnings attributable to Parent	395,318	373,785	533,945
Other comprehensive income (loss)
Foreign currency translation adjustments	(34,713)	15,568	22,970
Benefit plans, net of taxes	(236)	459	(1,092)
Other comprehensive income (loss), net of taxes	(34,949)	16,027	21,878
Less other comprehensive income (loss) attributable to noncontrolling interests	(3,976)	703	(6,101)
Other comprehensive income (loss) attributable to Parent	(30,973)	15,324	27,979

Comprehensive income	360,783	404,123	561,967
Less comprehensive income (loss) attributable to noncontrolling interests	(3,562)	15,014	43
Comprehensive income attributable to Parent	$364,345	$389,109	$561,924

See Notes to the Combined Financial Statements

GE Transportation
(A carve-out business of General Electric Company)

COMBINED STATEMENT OF CHANGES IN EQUITY

(In thousands)	Net Parent Investment	Accumulated Other Comprehensive Income / (Loss)	Equity Attributable to Noncontrolling Interests	Total Equity

Balances as of January 1, 2016	$1,504,045	$(98,895)	$21,910	$1,427,060
Net earnings	533,945	-	6,144	540,089
Foreign currency translation adjustments	-	28,992	(6,022)	22,970
Benefit plans, net of taxes	-	(1,013)	(79)	(1,092)
Transfers (to) Parent	(612,311)	-	-	(612,311)
Changes in equity attributable to noncontrolling interests	-	-	6,248	6,248
Total equity balance as of December 31, 2016	1,425,679	(70,916)	28,201	1,382,964
Net earnings	373,785	-	14,311	388,096
Foreign currency translation adjustments	-	14,849	719	15,568
Benefit plans, net of taxes	-	475	(16)	459
Transfers (to) Parent	(112,313)	-	-	(112,313)
Changes in equity attributable to noncontrolling interests	-	-	(1,551)	(1,551)
Total equity balance as of December 31, 2017	1,687,151	$(55,592)	$41,664	$1,673,223
Net earnings	395,318	-	414	395,732
Foreign currency translation adjustments	-	(30,747)	(3,966)	(34,713)
Benefit plans, net of taxes	-	(226)	(10)	(236)
Transfers from Parent	65,532	-	-	65,532
Changes in equity attributable to noncontrolling interests	-	-	(8,965)	(8,965)
Total equity balance as of December 31, 2018	$2,148,001	$(86,565)	$29,137	$2,090,573

See Notes to the Combined Financial Statements

GE Transportation
(A carve-out business of General Electric Company)

COMBINED STATEMENT OF FINANCIAL POSITION

As of December 31 (In thousands)	2018	2017

Assets
Cash and equivalents	$157,893	$105,338
Current receivables, net (Note 5)	295,863	172,386
Inventories (Note 6)	769,709	560,443
Contract and other deferred assets (Note 3)	535,540	535,442
Prepaid expenses and other current assets (Note 9)	75,788	226,280
Total current assets	1,834,793	1,599,889

Property, plant and equipment, net (Note 7)	909,195	943,168
Goodwill and intangible assets (Note 8)	544,233	537,526
Long-term contract and other deferred assets (Note 3)	346,415	321,392
Deferred income taxes (Note 13)	437,202	64,839
Other assets (Note 10)	96,652	77,759
Total assets	$4,168,490	$3,544,573

Liabilities and equity
Short-term borrowings (Note 11)	$4,477	$45
Accounts payable	891,858	604,328
Progress collections and deferred income (Note 3)	335,195	592,427
Other current liabilities (Note 14)	561,438	282,723
Total current liabilities	1,792,968	1,479,523

Long-term borrowings (Note 11)	16	44,257
Long-term progress collections and other deferred income (Note 3)	40,081	23,797
Deferred income taxes (Note 13)	163,859	231,582
Other liabilities (Note 14)	80,993	92,191
Total liabilities	2,077,917	1,871,350

Net parent investment	2,148,001	1,687,151
Accumulated other comprehensive loss	(86,565)	(55,592)
Total equity attributable to Parent	2,061,436	1,631,559

Equity attributable to noncontrolling interests	29,137	41,664
Total equity	2,090,573	1,673,223
Total liabilities and equity	$4,168,490	$3,544,573

See Notes to the Combined Financial Statements

GE Transportation
(A carve-out business of General Electric Company)

COMBINED STATEMENT OF CASH FLOWS

For the years ended December 31 (In thousands)	2018	2017	2016

Cash flows - operating activities
Net earnings	$395,732	$388,096	$540,089
Less net earnings attributable to noncontrolling interests	414	14,311	6,144
Net earnings attributable to the Parent	395,318	373,785	533,945

Adjustments to reconcile net earnings attributable to the Parent to cash provided by operating activities:
Depreciation and amortization expenses	159,687	184,012	219,628
Unrealized (gains) losses from derivative instruments	(5,010)	2,535	(362)
Impairment of goodwill	-	-	2,027
Share-based compensation expense	11,438	7,375	10,587
Deferred income taxes	(440,084)	(135,461)	14,691
Losses (gains) from sale of property, plant and equipment	(2,009)	100	(14,157)
Losses (gains) from disposal of business	(5,614)	-	-
Changes in operating assets and liabilities:
(Increase) decrease in current receivables	(151,156)	(10,148)	14,407
(Increase) decrease in inventories	(219,558)	189,659	155,356
(Increase) in contract and other deferred assets	(22,967)	(56,228)	(85,394)
Decrease (increase) in prepaid expenses and other assets	179,507	(46,401)	(107,254)
Increase (decrease) in accounts payable	325,011	(82,736)	(70,253)
(Decrease) increase in progress collections and other deferred income	(249,901)	(83,519)	147,997
Increase (decrease) in other liabilities	257,137	(19,510)	35,345
All other operating activities	(8,909)	(1,459)	(2,851)
Cash provided by operating activities	222,890	322,004	853,712

Cash flows - investing activities
Additions to property, plant and equipment	(125,651)	(116,811)	(116,389)
Dispositions of property, plant and equipment	2,519	25,550	63,430
Additions to internal-use software	(50,397)	(61,581)	(66,372)
Payments for principal businesses purchased	-	-	(63,439)
Investment in associated companies	-	(50,116)	(444)
All other investing activities	2,443	2,002	15,000
Cash (used for) investing activities	(171,086)	(200,956)	(168,214)

Cash flows - financing activities
Newly issued debt (maturities longer than 90 days)	29,012	44,256	-
Repayments and other reductions (maturities longer than 90 days)	(65,108)	(114,466)	(13,961)
Transfers from (to) Parent	65,532	(112,313)	(612,311)
All other financing activities	(19,486)	11,461	686
Cash provided by (used for) financing activities	9,950	(171,062)	(625,586)

Effect of currency exchange rate changes on cash and equivalents	(9,197)	4,201	4,133
Increase (decrease) in cash and equivalents	52,556	(45,813)	64,045

Cash and equivalents at beginning of year	105,338	151,151	87,106
Cash and equivalents at end of year	$157,893	$105,338	$151,151

Supplemental disclosure of cash flow information
Cash paid during the year for interest on borrowings	$(4,719)	$(4,484)	$(7,611)
Cash paid during the year for income taxes	$(86,454)	$(200,482)	$(313,672)

See Notes to the Combined Financial Statements

GE Transportation
(A carve-out business of General Electric Company)

NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 1	DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

DESCRIPTION OF THE BUSINESS

GE Transportation (the “Business”, “GET”, “our” or “we”) is a carve-out business of General Electric Company (“GE” or “Parent”). We are a leading global provider of products and solutions to transportation, logistics and other industrial markets. We design, engineer and manufacture diesel-electric locomotives, supply associated aftermarket parts and services and provide digital solutions. Our culture of innovation and differentiated aftermarket solutions has allowed us to build a leading global installed base of diesel- electric locomotives, significant contracted services backlog and longstanding customer relationships. Our products and services are critical to our customers’ operating and financial success and enable them to operate with reliability and efficiency. Leveraging our heritage in diesel-electric locomotives, we have continued to innovate to expand our technologies into new products, end markets and logistics applications. Leveraging our core competencies in locomotive manufacturing, we produce electric motors and premium propulsion systems for mining, marine, stationary power and drilling applications. We have combined industry leadership with engineering and software capabilities to build a digital business that is leading the transformation of the transportation and mining industries. We employ approximately 9,400 employees and serve customers across approximately 60 countries.

The Business is comprised of three reportable segments, which reflect the way performance is assessed and resources are allocated.

EQUIPMENT

Our Equipment segment is a leading producer of diesel-electric locomotives serving freight and passenger railroads. We produce mission-critical products and solutions that help railroads reduce operating costs, decrease fuel use, minimize downtime and comply with stringent emissions standards. In addition to locomotives, we also produce a range of engines, electric motors and premium propulsion systems used in mining, marine, stationary power and drilling applications. This segment represents approximately 38%, 45% and 53% of annual revenues in the years ended December 31, 2018, 2017 and 2016, respectively.

SERVICES

Our Services segment is responsible for supporting railroads in the operation of their fleet of GE Transportation locomotives in an efficient manner throughout their entire lifecycle in terms of safety, availability, reliability and economic performance. We provide aftermarket parts and services to our global installed base, including predictive maintenance, regular maintenance, and unscheduled maintenance and overhaul services for locomotives. Our offerings include supply of parts, technical support and locomotive modernizations. Commercially, locomotive maintenance can be contracted on a fully transactional basis or through multi-year contracts (Contractual Service Agreements or “CSAs”), where we assume certain service activities, and the related performance risks, in return for fixed and variable payments based on underlying utilization of the asset(s) covered. This segment represents approximately 53%, 48% and 41% of annual revenues in the years ended December 31, 2018, 2017 and 2016, respectively.

DIGITAL

Our Digital segment combines decades of industrial leadership with cutting-edge data science and analytics acumen to create an efficient, productive and reliable digital-rail ecosystem – from shipper to receiver – from ports to intermodal terminals – main line locomotives and railcars – to train yards and operation centers. Digital includes transport logistics, transport intelligence, network optimization, train performance and digital mine. Our Digital segment develops and works with our customers to implement a comprehensive set of software-enabled solutions that deliver significant benefits across the transportation and mining landscape. Across global freight and mining industries, productivity and efficiency gains – and new business opportunities – will come largely from digital innovation. Digital tools will improve efficiency of existing assets, connect disparate processes, optimize key chokepoints and entire systems, and open up value across freight and mining. In industries characterized by in-house and boutique solution providers, the breadth and market presence of our Digital solutions have positioned us as a key player for digital innovation. This segment represents approximately 9%, 7% and 6% of annual revenues in the years ended December 31, 2018, 2017 and 2016, respectively.

GE Transportation
(A carve-out business of General Electric Company)

THE TRANSACTION

On February 25th, 2019, Westinghouse Air Brake Technologies (“Wabtec”) Corporation completed its merger with the Business, a former business unit of GE. With this transaction, GE sold a portion of the Business assets to Wabtec, spun off a portion of the Business to GE shareholders and then the Business merged with a wholly owned subsidiary of Wabtec. Wabtec shareholders own approximately 50.8% of Wabtec on a fully diluted basis and GE shareholders own approximately 24.3% of Wabtec on a fully diluted basis. GE owns common stock and non-voting convertible preferred stock, which together represent approximately a 24.9% economic interest in Wabtec on a fully diluted basis. GE also received approximately $2.9 billion in cash at closing.

BASIS OF PRESENTATION

These combined financial statements were prepared on a stand-alone basis derived from the consolidated financial statements and accounting records of GE and GE accounting policies were followed for accounting purposes. These combined financial statements as of December 31, 2018 and 2017 and for each of the years ended December 31, 2018, 2017 and 2016 are presented as carve-out financial statements and reflect the combined historical results of operations, comprehensive income, financial position and cash flows of the Business, in conformity with U.S. generally accepted accounting principles (“U.S. GAAP”). Refer below to Recent Accounting Pronouncements Reflected in These Combined Financial Statements for a summary of recent accounting pronouncements that were adopted and applied in these combined financial statements.

These combined financial statements consolidate all majority-owned subsidiaries. The noncontrolling interests have been shown in the Combined Statement of Financial Position as Equity attributable to noncontrolling interests.

All intercompany balances and transactions within the Business have been eliminated in these combined financial statements. As described in Note 4 Related Party Transactions, certain transactions between the Business and GE have been included in these combined financial statements.

The Combined Statement of Financial Position reflects, among other things, all of the assets and liabilities of GE and the Business that are specifically identifiable as being directly attributable to the Business, including Net parent investment as a component of equity. Net parent investment represents GE’s historical investment in the Business and includes accumulated net earnings attributable to GE, the net effect of transactions with GE and GE entities, and cost allocations from GE that were not historically allocated to the Business.

GE uses a centralized approach to cash management and financing of its operations. These arrangements are not reflective of the manner in which the Business would have financed its operations had it been a stand-alone business separate from GE during the periods presented. Cash pooling arrangements are excluded from the asset and liability balances in the Combined Statement of Financial Position. These amounts have instead been reported as Net parent investment as a component of equity.

GE and its affiliates provide a variety of services to the Business. The Business may also sell products in the ordinary course of business to GE and its affiliates. The Combined Statement of Earnings includes expense allocations for services and certain support functions (“GE Corporate Overhead”) that are provided on a centralized basis within GE such as legal, business development, human resources, corporate audit, treasury and various other GE corporate functions that are routinely allocated to the Business and reflected in the Combined Statement of Earnings in Selling, general and administrative expenses. In addition to GE Corporate Overhead allocations, Selling, general and administrative expenses that would have been incurred in the ordinary course of business if the Business operated as a stand-alone company, such as compensation and benefits for employees of the Business, were included based on either specific identification of direct expenses or an allocation using an approach related to the nature of the item (e.g., external revenue or headcount).

Where allocations of amounts were necessary, the Business believes the allocation of these amounts were determined on a reasonable basis, reflecting all of the costs of GE Transportation and consistently applied in the periods presented. These allocated amounts, however, are not necessarily indicative of the actual amounts that might have been incurred or realized had the Business operated as a separate stand-alone entity during the periods presented. Consequently, these combined financial statements do not necessarily represent the results the Business would have achieved if the Business had operated as a separate stand-alone entity from GE during the periods presented.

GE Transportation
(A carve-out business of General Electric Company)

During the fourth quarter of 2018, the Business enacted a series of transfers (“Transfers”) to reorganize its legal structure in preparation for the close of the Transaction. These Transfers involved primarily the creation of new legal entities and the transfer of net assets, including property plant and equipment, intellectual property, and employee related liabilities, from existing shared entities into the newly created standalone legal entities. The transferred asset and liabilities were recorded at their historical cost in accordance with the guidance on common control transactions within Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Subtopic 805, Business Combinations. There were no changes to the overall reporting entity included in the carve-out financial statements as a result of these Transfers. Under U.S. GAAP, the transfer of assets between legal entities results in certain tax consequences which are required to be recorded under ASC 740, Income Taxes. See Note 13 Income Taxes for further details of the financial statement impact.

NOTE 2	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(A)	ESTIMATES AND ASSUMPTIONS

The preparation of combined financial statements in conformity with U.S. GAAP requires management to make estimates and judgments that affect the reported amounts of assets and liabilities, disclosure of any contingent assets or liabilities at the date of these combined financial statements and the reported amounts of revenue and expenses during the reporting period. We base our estimates and judgments on historical experience and on various other assumptions and information that we believe to be reasonable under the circumstances. Estimates and assumptions about future events and their effects cannot be perceived with certainty, and accordingly, these estimates may change as new events occur, as more experience is acquired, as additional information is obtained and as our operating environment changes. While the Business believes that the estimates and assumptions used in the preparation of these combined financial statements are appropriate, actual results could differ from those estimates.

Estimates are used for, but are not limited to, determining the following: estimates of variable revenues and/or costs on long-term revenue generating contracts, recoverability of long-lived assets and inventory, valuation of goodwill, useful lives used in depreciation and amortization, income taxes and related valuation allowances, accruals for contingencies including warranties, actuarial assumptions used to determine costs on employee benefit plans, valuation assumptions for long term stock-based compensation expense, valuation and recoverability of receivables, valuation of derivatives and the fair value of assets acquired and liabilities assumed in acquisitions.

Our revenue recognition on long-term CSAs requires estimates of both customer payments expected to be received over the contract term as well as the costs expected to be incurred to perform required maintenance services. We routinely review estimates under CSAs and regularly revise them to adjust for changes in outlook, however these estimates may materially vary from actual payments and costs incurred over the life of the contracts.

(B)	FOREIGN CURRENCY

Certain of our international operations have determined that the local currency is the functional currency whereas others have determined the U.S. dollar is their functional currency. When the functional currency is not the US dollar, the Business translates assets and liabilities to their U.S. dollar equivalents using rates that approximate the exchange rates in effect at the Combined Statement of Financial Position date, and the Business translates functional currency income and expense amounts to their U.S. dollar equivalents using rates that approximate average exchange rates for the period. The U.S. dollar effects that arise from changing translation rates from functional currencies are recorded in Accumulated other comprehensive loss in the Combined Statement of Financial Position.

Gains and losses from foreign currency transactions, such as those resulting from the settlement of monetary items in the non-functional currency and those resulting from remeasurements of monetary items, are included in Costs of revenues and Selling, general and administrative expenses. Gains (losses) of ($8,731) thousand, ($26,177) thousand and $18,735 thousand were incurred in the years ended December 31, 2018, 2017 and 2016, respectively.

(C)	EQUITY-ACCOUNTED INVESTMENTS

Associated companies are entities in which we do not have a controlling financial interest, but over which we have significant influence, most often because we hold a voting interest of 20% to 50%. Associated companies are accounted for as equity method investments. Results of associated companies are presented on a one-line basis. Investments in, and advances to, associated companies are presented in the caption Other assets in our Combined Statement of Financial Position. See Note 10 Other Assets. Income earned on these investments are presented in Other expenses in our Combined Statement of Earnings.

GE Transportation
(A carve-out business of General Electric Company)

(D)	ACQUISITIONS

Our combined financial statements include the operations of acquired businesses from the date of acquisition. The Business accounts for acquired businesses using the acquisition method of accounting, which requires, among other things, that assets acquired and liabilities assumed be recognized at their estimated fair values as of the acquisition date. Transaction costs are expensed as incurred. Any excess of the consideration transferred over the assigned values of the net assets acquired is recorded as goodwill. When the Business acquires net assets that do not constitute a “business” as defined in U.S. GAAP, no goodwill is recognized.

Amounts recorded for acquisitions can result from a complex series of judgments about future events and uncertainties and can rely on estimates and assumptions. For information about the risks associated with estimates and assumptions, see Note 2(A) Estimates and Assumptions.

There were no significant acquisitions that were completed during the years ended December 31, 2018, 2017 and 2016 that affected our combined financial statements. See Note 8 for information on changes in goodwill and intangible assets as a result of acquisitions.

(E)	CASH AND EQUIVALENTS

Marketable securities with original maturities of three months or less are included in Cash and equivalents. Cash held in commingled accounts with our Parent, or its affiliates, are presented within Net parent investment.

At December 31, 2018, $66,769 thousand of GET cash, cash equivalents and restricted cash was held in countries with currency controls that may restrict the transfer of funds to the U.S. or limit our ability to transfer funds to the U.S. without incurring substantial costs. These funds are available to fund operations and growth in these countries and we do not currently anticipate a need to transfer these funds to the U.S.

(F)	CURRENT RECEIVABLES, NET

Current receivables, net are recorded at the invoiced amount, less an allowance for doubtful accounts, and do not bear interest. The Business maintains an allowance for doubtful accounts for estimated losses inherent in our accounts receivable portfolio. We establish an allowance for doubtful accounts based on various factors including the payment history and financial condition of our debtors and the economic environment. In addition, we consider current receivables aging, unless a specific reserve is established when customers are in bankruptcy or involved in legal disputes about amounts owed. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. See Note 5 Current Receivables, net.

(G)	CONCENTRATION OF CREDIT RISK

For the year ended December 31, 2018, two customers each accounted for more than 10% of our combined revenues. For the year ended December 31, 2017, one customer accounted for more than 10% of our combined revenues. For the year ended December 31, 2016, three customers each accounted for more than 10% of our combined revenues. See Note 19 Segment Information and Major Customers for more information.

No individual customer accounted for more than 10% of gross customer receivables as of December 31, 2018 and two customers accounted for approximately 14% and 13%, respectively, of gross customer receivables as of December 31, 2017. Although this concentration affects our overall exposure to credit risk, our customer receivables are spread over a diverse group of customers across many countries, which mitigates this risk. We perform periodic credit evaluations of our customers’ financial conditions, including monitoring our customers’ payment history and current credit worthiness to manage this risk. We do not generally require collateral in support of our customer receivables, but we may require payment in advance or security in the form of a letter of credit or a bank guarantee. See Note 5 Current Receivables, net.

GE Transportation
(A carve-out business of General Electric Company)

(H)	CURRENT RECEIVABLES FACTORING PROGRAM

Some of the Business's accounts receivables are legally transferred through current receivables factoring programs established for GE and various GE subsidiaries administered by an operation of GE Capital called Working Capital Solutions (“WCS”). GE Transportation participates in three different WCS Accounts Receivable factoring programs: GE Accounts Receivable (“GEAR”), On Book, and Emerging Market Debtor Pool (“EMDP”). GE Transportation also utilizes external syndication, which is facilitated either internally or by WCS.

Under the factoring programs, WCS performs a risk analysis and allocates a nonrecourse credit limit for each customer. If the customer exceeds this credit limit, then the remaining amount is either factored with recourse or is not factored as certain jurisdictions do not allow factoring with recourse.

All transfers of receivables qualify as true sales in accordance with ASC 860, Transfers and Servicing and are therefore derecognized from our Combined Statement of Financial Position. These factoring arrangements are for goods and services sold by GET to third parties in the ordinary course of business, and cash inflows received as part of the transaction are recorded as an operating cash inflow. See Note 4 Related Party Transactions.

In anticipation of the closing of the Proposed Transaction, we stopped factoring receivables after December 31, 2018. However, we are still in the process of collecting on previously factored receivables and remitting the respective payments to WCS.

(I)	INVENTORIES

Inventories are stated at the lower of cost and net realizable values. Generally, production inventory including raw materials and work in process and finished goods inventory is valued at cost using a first-in, first-out (“FIFO”) basis.

As necessary, we record provisions and write-downs for excess, slow moving and obsolete inventory. To determine these amounts, we regularly review inventory quantities on hand and compare them to estimates of historical utilization, future product demand, market conditions, production requirements and technological developments. See Note 6 Inventories.

(J)	RESTRUCTURING COSTS

Costs of restructuring are accounted for in accordance with FASB ASC 420, Exit or Disposal Cost Obligations, ASC 712, Compensation - Nonretirement Postemployment Benefits and other related pronouncements. ASC 420 requires that a liability for costs associated with an exit or disposal activity be recognized when the liability is incurred. ASC 712 requires employers to recognize the obligation to provide postemployment benefits if all of the following conditions are met: (a) if the obligation is attributable to employees' services already rendered, (b) employees' rights to those benefits accumulate or vest, (c) payment of the benefits is probable, and (d) the amount of the benefits can be reasonably estimated. If those four conditions are not met, the employer should account for postemployment benefits when it is probable that a liability has been incurred and the amount can be reasonably estimated. See Note 18 Restructuring and Other Activities for additional discussion.

(K)	SEGMENT REPORTING

We conduct our operations through three operating and reportable segments, which are generally organized based on product lines. Operating segments represent components of an enterprise for which separate financial information is available that is regularly evaluated by the chief operating decision maker in determining how to allocate resources and in assessing performance. The chief operating decision maker uses a variety of measures to assess the performance of the Business as a whole, depending on the nature of the activity. Operating activities are managed through three reportable segments: Equipment, Services and Digital. The performance of these three segments is principally measured based on revenues and segment profit, which is defined in Note 19 Segment Information and Major Customers.

GE Transportation
(A carve-out business of General Electric Company)

(L)	PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment (“P&E”) is stated at cost and is depreciated over its estimated economic life. Subsequently, property, plant and equipment is measured at cost less accumulated depreciation and impairment losses.

P&E includes rotable assets used to support sales in our Services segment and are presented in the line item Machinery and equipment within P&E. These assets represent already-repaired equipment exchanged for equipment to be serviced, which in turn is repaired and kept for another exchange. Repair costs on rotable assets are expensed as incurred.

The Business incurs maintenance costs on our major equipment. Repair and maintenance costs are expensed as incurred. See Note 7 Property, Plant and Equipment, net.

(M)	GOODWILL

Goodwill represents the excess of the purchase price over the fair value of identifiable net assets acquired in a business combination. Goodwill is assigned to specific reporting units, and the Business tests goodwill for impairment at the reporting unit level at least annually or more frequently when facts or circumstances indicate an impairment may have occurred. A reporting unit is an operating segment, or one level below that operating segment (the component level), if discrete financial information is prepared and regularly reviewed by segment management. The Business also tests goodwill for impairment when an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value. The Business uses quantitative assessment or qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If the Business chooses to perform a qualitative assessment and concludes it is more likely than not that the fair value of a reporting unit is less than its carrying amount, a further quantitative fair value test is performed. The Business recognizes an impairment charge if the carrying amount of the reporting unit's goodwill exceeds the implied fair value of that goodwill based on the results of our quantitative tests. The market and income approach are used for estimating the fair values for our reporting units. See Note 8 Goodwill and Intangible Assets.

(N)	INTANGIBLE ASSETS, NET

All intangible assets of the Business other than goodwill are subject to amortization. The cost of intangible assets is amortized on a straight-line basis over their estimated useful lives. See Note 8 Goodwill and Intangible Assets.

INTERNAL USE SOFTWARE

Internal use software is software that is internally developed, purchased or modified to meet internal needs and for which no substantive plan exists to sell, lease or otherwise market the software externally. Software projects which meet this scope include internal software we use in running our business and software products developed to support certain revenue streams in our Digital segment (e.g., SaaS offerings). All costs associated with project tasks classified in the preliminary project development or post-implementation/operation stage are expensed as incurred. Capitalization of application development stage costs begin after both of the following occur: (a) preliminary project development stage is completed, and (b) management authorizes and commits to funding the software project, and it is probable that the project will be completed and the software will be used for the purpose for which it was intended. Capitalization ceases when the project is substantially complete. Capitalized amounts are generally amortized using the straight-line method over the asset’s estimated economic life, which in most cases is five years, but does not exceed ten years.

EXTERNAL USE SOFTWARE

External use software is software that is (a) intended to be sold, licensed or marketed to our customers, or is (b) embedded and integral to our tangible products for which research and development has been completed. Costs that are related to the conceptual formulation and design of software are expensed as incurred. Costs that are incurred after technological feasibility has been established are capitalized as an intangible asset. Capitalized costs for software to be sold, leased, or otherwise marketed are amortized on an individual product basis. The annual amortization is the greater of the amount computed using (a) the ratio of current year gross revenues for a product to the total of current year and anticipated future gross revenues for that product, or (b) the straight-line method over the remaining estimated life of the product including the current year.

GE Transportation
(A carve-out business of General Electric Company)

The Business performs reviews to ensure that unamortized capitalized software program costs remain recoverable from future revenue. See Note 8 Goodwill and Intangible Assets.

(O)	TRADE PAYABLES ACCELERATED PAYMENT PROGRAM

The Business’s North American operations, and certain of its suppliers, participate in accounts payable programs with GE Capital. Supplier invoices may be settled early by GE Capital to obtain early pay cash discounts. The Business settles its obligations by reimbursing GE Capital on the invoice’s contractual due date. As the payables in the Trade Payables Services (“TPS”) program relate to operating activities incurred in the ordinary course of business and retain the principal characteristics of a trade payable, the results of this program are included within operating activities in our Combined Statement of Cash Flows. However, in anticipation of the closing of the Proposed Transaction, we ended the TPS program for the majority of our suppliers as of December 31, 2018, with the remaining suppliers removed as of deal close. See Note 4 Related Party Transactions.

(P)	RESEARCH AND DEVELOPMENT COSTS (“R&D”)

The Business conducts R&D activities to continually enhance our existing products and services, develop new products and services to meet our customer’s changing needs and requirements and address new market opportunities. R&D costs are expensed as incurred and amounted to $97,825 thousand, $113,087 thousand and $175,020 thousand for the years ended December 31, 2018, 2017 and 2016, respectively, and are included in Costs of revenues. This includes direct R&D expenses as well as expenses incurred with the use of services from GE Global Research. See Note 4 Related Party Transactions.

(Q)	PENSION AND POSTRETIREMENT BENEFITS

Certain employees and retirees of the Business participate in pension and postretirement benefit plans sponsored by GE. These plans are accounted for in accordance with ASC Sub topic 715-80, Compensation – Retirement Benefits: Multiemployer Plans and Subtopic 715-20, Compensation – Retirement Benefits: Defined Benefit Plans respectively. See Note 17 Pension and Postretirement Benefit Plans.

(R)	FAIR VALUE MEASUREMENTS

The following sections describe the valuation methodologies the Business uses to measure financial and non-financial instruments accounted for at fair value in accordance with the fair value hierarchy as set forth in ASC 820, Fair Value Measurement and Disclosures.

For financial assets and liabilities measured at fair value on a recurring basis, fair value is the price the Business would receive to sell an asset or pay to transfer a liability in an orderly transaction with a market participant at the measurement date. In the absence of active markets for the identical assets or liabilities, such measurements involve developing assumptions based on market observable data and, in the absence of such data, internal information that is consistent with what market participants would use in a hypothetical transaction that occurs at the measurement date.

Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect our market assumptions. Preference is given to observable inputs. These two types of inputs create the following fair value hierarchy:

Level 1 - Quoted prices for identical instruments in active markets.

Level 2 -
Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

Level 3 - Significant inputs to the valuation model are unobservable.

We maintain policies and procedures to value instruments using the best and most relevant data available. In addition, the Business performs reviews to assess the reasonableness of the valuations. This detailed review may include the use of a third-party valuation firm.

GE Transportation
(A carve-out business of General Electric Company)

(S)	RECURRING FAIR VALUE MEASUREMENTS

The following sections describe the valuation methodologies used to measure different financial instruments at fair value on a recurring basis.

FINANCIAL INSTRUMENTS – GENERAL

Our financial instruments include trade receivables, trade payables, short and long-term debt and derivative financial instruments. The estimated fair value of our financial instruments as of December 31, 2018 and 2017 approximates their carrying value as reflected in our combined financial statements. See Note 5 Current Receivables, net, Note 9 Prepaid Expenses and Other Current Assets, Note 10 Other Assets, Note 11 Borrowings and Note 14 Other Current Liabilities and Other Liabilities.

DERIVATIVES

The Business uses closing prices for derivatives included in Level 1, which are traded either on exchanges or liquid over-the-counter markets. The majority of our derivatives are valued using internal models and are included in Level 2. Derivative assets and liabilities included in Level 2 are currency exchange contracts, foreign currency forward contracts, and commodity swap contracts.

All derivatives held as of December 31, 2018 and 2017 were valued using Level 2 inputs. See Note 2(W) Derivative Instruments and Hedging Activities.

There were no transfers among Levels 1, 2 and 3 during the years ended December 31, 2018 and 2017.

(T)	NON-RECURRING FAIR VALUE MEASUREMENTS

Certain assets are measured at fair value on a non-recurring basis. These assets are not measured at fair value on an ongoing basis, but are subject to fair value adjustments only in certain circumstances. These assets can include long-lived assets that have been reduced to fair value when they are held for sale, and equity method investments and long-lived assets that are written down to fair value when they are impaired. Assets that are written down to fair value when impaired are not subsequently adjusted to fair value unless further impairment occurs. The following sections describe the valuation methodologies the Business uses to measure those assets not measured on an ongoing fair value basis.

EQUITY METHOD INVESTMENTS

Equity method investments are valued using market observable data such as quoted prices when available. When market observable data is unavailable, investments are valued using a discounted cash flow model, comparative market multiples or a combination of both approaches as appropriate and other third-party pricing sources. These investments are included in Level 3.

LONG-LIVED ASSETS

Long-lived assets, such as property, plant and equipment and intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Determining whether an impairment has occurred typically requires various estimates and assumptions, including determining which undiscounted cash flows are directly related to the potentially impaired asset, the useful life over which cash flows will occur, their amount and the asset's residual value, if any. In turn, measurement of an impairment loss requires a determination of fair value, which is based on the best information available. The required undiscounted cash flow estimates are derived from our historical experience and our internal business plans. To determine fair value, the Business uses quoted market prices when available, our internal cash flow estimates discounted at an appropriate discount rate, or independent appraisals, as appropriate. Fair values of long-lived assets are primarily derived internally and are based on observed sales transactions for similar assets. These assets are generally included in Level 3. See Note 18 Restructuring and Other activities for impairments recognized related to long-lived assets.

GE Transportation
(A carve-out business of General Electric Company)

(U)	INCOME TAXES

The Business is included in the consolidated U.S. federal, foreign and state income tax returns of GE, where applicable. The Business determines its current and deferred taxes based on the separate return method (i.e., as if the Business were a taxpayer separate from GE). All income taxes due to or due from the Business’s Parent that have not been settled or recovered by the end of the period are reflected in Note 13 Income Taxes as such balances will be maintained and settled. Any differences between actual amounts paid or received by the Business and taxes accrued under the separate return method have been reflected in Net parent investment.

The Business accounts for taxes under the asset and liability method. Under this method, deferred income taxes are recognized for temporary differences between the financial statement and tax return bases of assets and liabilities as well as from net operating losses and tax credit carryforwards, based on enacted tax rates expected to be in effect when taxes are actually paid or recovered and other provisions of the tax law. The effect of a change in tax laws or rates on deferred tax assets and liabilities is recognized in income in the period in which such change is enacted. The Business currently intends to indefinitely reinvest earnings of our foreign subsidiaries with operations outside the U.S. and, accordingly, has not provided U.S. income tax on such earnings. Future tax benefits are recognized to the extent that realization of such benefits is more likely than not, and a valuation allowance is established for any portion of a deferred tax asset that management believes it is not more likely than not to be realized.

Significant judgment is required in determining our tax expense and in evaluating our tax positions, including evaluating uncertainties. The Business operates in approximately 60 countries and our tax filings are subject to audit by the tax authorities in the jurisdictions where business is conducted. These audits may result in assessments of additional taxes that are resolved with the tax authorities or through the courts. The Business has provided for the amounts believed that will ultimately result from these proceedings. The Business recognizes uncertain tax positions that are “more likely than not” to be sustained if the relevant tax authority were to audit the position with full knowledge of all the relevant facts and other information. For those tax positions that meet this threshold, the Business measures the amount of tax benefit based on the largest amount of tax benefit that the Business has a greater than 50% chance of realizing in a final settlement with the relevant authority. The Business classifies interest and penalties associated with uncertain tax positions as interest expense and provision for income taxes, respectively, on the Combined Statement of Earnings. The effects of tax adjustments and settlements from taxing authorities are presented in these combined financial statements in the period they are recorded.

Due to the enactment of U.S. tax reform, repatriations of foreign earnings will generally be free of U.S. federal tax, but may incur other taxes, such as withholding or state taxes. Indefinite reinvestment is determined by management’s judgment about and intentions concerning the future operations of the Business. Most of these earnings have been reinvested in active non-U.S. business operations.

Due to the enactment of the Tax Cuts and Jobs Act of 2017 (the “2017 Tax Act”), substantially all of our previously unrepatriated foreign earnings were subject to U.S. federal income tax, and therefore we expect to have the ability to repatriate those earnings without incremental U.S. federal tax cost. Future repatriations of foreign earnings may incur other taxes, such as withholding or state taxes. Indefinite reinvestment is determined by management’s judgment about and intentions concerning the future operations of the Business. Most of these earnings have been reinvested in active Non-U.S. business operations. Management has considered the passage of the 2017 Tax Act on its indefinite reinvestment assertion and its assertion remains unchanged as of December 31, 2018 as the undistributed earnings are needed to support the non-U.S. operations. It is not practicable to determine the income tax liability that would be payable if such earnings were not reinvested indefinitely. Additionally, as part of U.S. tax reform, the U.S. has enacted a “base erosion anti-abuse tax” requiring U.S. corporations to make an alternative determination of taxable income without regard to tax deductions for certain payments to affiliates and a minimum tax on certain earnings considered to be “global intangible low-taxed income.” Because we have tangible assets outside the U.S. and pay a rate of foreign tax above the minimum tax rate, we generally do not expect a significant increase in tax liability from this new U.S. minimum tax.

GE Transportation
(A carve-out business of General Electric Company)

(V)	COMMITMENTS AND CONTINGENCIES

Liabilities for loss contingencies arising from product warranties, claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred. See Note 15 Commitments and Contingencies.

(W)	DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

Our business activities are conducted in diverse markets around the world. As a result, the Business is exposed to the impact of foreign currency exchange. See Note 4 Related Party Transactions. We use derivatives to manage a variety of risks, including risks related to commodity prices. The Business designates our derivative instruments as economic hedges and does not have any derivatives qualifying as hedges of fair value or cash flows. As the hedged item and the hedging derivative may not fully offset, there may be a net effect on earnings in each period due to differences in the timing of earnings recognition between the derivative and the hedged item. See Note 12 Derivatives and Hedging

(X)	RECENT ACCOUNTING PRONOUNCEMENTS REFLECTED IN THESE COMBINED FINANCIAL STATEMENTS

In October 2016, the FASB issued ASU 2016-16, Accounting for Income Taxes: Intra-Entity Transfers of Assets Other Than Inventory, which amends existing guidance on income taxes to require the accounting for the income tax effects of intercompany sales and transfers of assets other than inventory when the transfer occurs. As a result, the tax expense from the intercompany sale of assets, other than inventory, and associated changes to deferred taxes will be recognized when the sale occurs even though the pre-tax effects of the transaction have not been recognized. The Business adopted this standard effective January 1, 2018. This standard was applied on a modified retrospective basis, and the impact of adoption did not have a material impact on our combined financial statements.

In January 2017, the FASB issued ASU 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business. This ASU provides a new framework that will assist in the evaluation of whether business combination transactions should be accounted as acquisition of a business or a group of assets, as well as specifying the minimum required inputs and processes necessary to be a business. The provisions of this ASU are effective for years beginning after December 15, 2017. The adoption of this standard did not have a material impact on our combined financial statements as there were no acquisitions or disposals in the current period. However, any future acquisitions and disposals will be accounted for under these provisions.

(Y)	OTHER RECENT ACCOUNTING PRONOUNCEMENTS

In February 2016, the FASB issued ASU No. 2016-02, Leases. The new standard establishes a right-of-use (ROU) model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition. Similarly, lessors will be required to classify leases as sales-type, finance or operating, with classification affecting the pattern of income recognition. Classification for both lessees and lessors will be based on an assessment of whether risks and rewards as well as substantive control have been transferred through a lease contract. The new standard is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years, with early adoption permitted. We plan to elect the new transition method approved by the FASB on July 30, 2018, which allows companies to apply the provisions of the new leasing standard as of January 1, 2019, without adjusting the comparative periods presented by recognizing a cumulative-effect adjustment to the opening balance of retained earnings. We are in the process of finalizing our system solutions and adoption processes to ensure we meet the standard’s reporting and disclosure requirements. We are also in the process of completing a review of the impact of the new standard, and we estimate the right of use assets and lease liabilities will increase the assets and liabilities on the Consolidated Balance Sheet. The net cumulative effect adjustment will be recorded upon adoption in 2019.

In January 2017, the FASB issued ASU 2017-04, Intangibles – Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. This ASU simplifies the measurement of goodwill impairment to a single-step test. The guidance removes step two of the goodwill impairment test, which requires a hypothetical purchase price allocation, and a goodwill impairment loss will now be the amount by which a reporting unit’s carrying amount exceeds its fair value, not to exceed the carrying amount of goodwill. Under the revised guidance, failing step one will always result in goodwill impairment. The new guidance is effective for annual and interim goodwill impairment tests beginning after December 15, 2019 and early adoption is permitted. The Business is currently evaluating the impact of the adoption of ASU 2017-04 on our combined financial statements.

GE Transportation
(A carve-out business of General Electric Company)

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments-Credit Losses: Measurement of Credit Losses on Financial Instruments. The ASU introduces a new accounting model, the Current Expected Credit Losses model (CECL), which requires earlier recognition of credit losses, while also providing additional transparency about credit risk. The CECL model utilizes a lifetime expected credit loss measurement objective for the recognition of credit losses for loans and other receivables at the time the financial asset is originated or acquired. The expected credit losses are adjusted each period for changes in expected lifetime credit losses. This model replaces the multiple existing impairment models in current GAAP, which generally require that a loss be incurred before it is recognized. The new standard will also apply to receivables arising from revenue transactions such as contract assets and accounts receivables and is effective for fiscal years beginning after December 15, 2019. We continue to evaluate the effect of the standard on our combined financial statements.

NOTE 3	REVENUE RELATED TO CONTRACTS WITH CUSTOMERS

The Business accounts for revenue related to contracts with customers for all periods presented under Topic 606 Revenue from Contracts with Customers. For the purposes of the financial statement display of Revenues and Costs of revenues in our Combined Statement of Earnings, “goods” include all sales of tangible products, and “services” include all other sales, including other services activities.

PERFORMANCE OBLIGATION IDENTIFICATION

The Business recognizes revenue as it satisfies its performance obligations to our customers. A single contract may have multiple performance obligations comprising multiple promises to our customers. We determine our performance obligations based on our customer’s intended use of our products and services including considering whether we are providing a significant integration service on our customer’s behalf. Non-complex products principally result in each completed product being a separate performance obligation recognized at a point in time. Complex products or services principally result in a single performance obligation as our customer is either procuring a bundled offering that is managed or utilized on a combined basis (e.g., software development solutions in our digital business) or there are multiple complex goods or services in the contract, which are substantially the same and recognized over time (e.g., CSAs or certain highly customized locomotives). When there are multiple performance obligations, revenue is allocated based on the relative stand-alone selling price.

DETERMINATION OF WHEN REVENUE SHOULD BE RECOGNIZED

Revenue for each performance obligation is recognized when our customers obtain control of the underlying goods and services allowing them the ability to direct the use of and substantially obtain all of the remaining benefits. This may occur at a point in time or over time. Non-complex equipment sales manufactured for a broad market, such as platform locomotives, spare parts and other high volume transactional orders are principally recognized at a point in time, which is generally when title transfers to the customer. Services and complex equipment manufactured to a customer’s specification are principally recognized over time including CSAs, certain highly customized locomotives, premium propulsion systems, digital implementation projects and digital service offerings.

GE Transportation
(A carve-out business of General Electric Company)

MANNER IN WHICH REVENUE IS RECOGNIZED FOR OVER TIME CONTRACTS

For those performance obligations recognized over time, we generally recognize revenue either using a straight-line or cost-to-cost measure. A cost-to-cost method is used when costs incurred directly correlates to the fulfillment of our performance obligation to our customers. Under this method of progress, we recognize revenue based upon costs incurred at the estimated margin rate of the related performance obligation. Contract costs are generally accumulated in inventory, and therefore excluded from our measure of progress until the inventory practically or contractually cannot be utilized to fulfill another customer’s contract. Contract costs include direct labor, materials and subcontractors’ costs, as well as a reasonable allocation of indirect costs related to the service provided or good produced. Certain costs, such as non-recurring engineering, may also be specifically related to the contract, however, do not directly contribute to the transfer of control of the tangible product being created. These types of costs are accounted for as fulfillment costs and amortized proportionally to cost of sales rather than included in our measure of progress.

ESTIMATION PROCESS FOR CONTRACTS RECOGNIZED USING THE COST-TO-COST METHOD

The Business utilizes historical customer data, prior product performance data, statistical analysis, third party data, and internal management estimates to calculate contract-specific margins as our complex products require estimation of costs and certain of our arrangements, including CSAs, have variable billing terms based on customer utilization of the covered assets. While we believe our estimates and estimation processes are reasonable, there can be no assurances that changes in estimates will not occur in the future and such changes may be material. Changes in estimates are recorded in the current period based on a cumulative catch up approach, which recognizes the cumulative effect of the changes on current and prior periods based on the revised percentage of completion and estimated contract margin. The changes in estimates, principally within our CSA portfolio in Services, impacted revenue and operating income, which is defined as Gross profit less Selling, general and administrative expenses, by approximately $40,006 thousand, $38,019 thousand and $83,464 thousand for fiscal years ended 2018, 2017 and 2016, respectively. If our estimation process anticipates a loss on the performance obligation, we reserve for the loss that we expect to incur when it is evident.

MANNER IN WHICH CONTRACT MODIFICATIONS ARE TREATED

Contract modifications are routine in the performance of our complex equipment and CSAs. Modifications that do not change the scope or price of the contract are commonly accounted for as a change in estimate to our existing performance obligation. Contract modifications that significantly change the scope and/or price of our contracts, most commonly in our CSAs, are accounted for prospectively.

GE Transportation
(A carve-out business of General Electric Company)

DISAGGREGATION OF REVENUES

GEOGRAPHIC MARKETS

(In thousands)	Equipment	Services	Digital	Total

U.S.
2018	$737,416	$1,306,949	$194,441	$2,238,806
2017	775,008	1,205,801	200,556	2,181,365
2016	1,317,493	1,296,111	224,155	2,837,759

Europe
2018	45,930	2,748	1,883	50,561
2017	60,341	6,028	3,087	69,456
2016	22,462	7,154	826	30,442

Asia
2018	292,731	215,808	7,273	515,812
2017	190,484	199,383	4,093	393,960
2016	174,085	180,959	3,996	359,040

Other
2018	440,618	562,488	102,535	1,105,641
2017	742,135	475,743	67,649	1,285,527
2016	930,200	407,316	41,834	1,379,350

Total revenue
2018	$1,516,695	$2,087,993	$306,132	$3,910,820
2017	1,767,968	1,886,955	275,385	3,930,308
2016	2,444,240	1,891,540	270,811	4,606,591

Geographic market is defined as the “ship to” location.

CONTRACT AND OTHER DEFERRED ASSETS AND PROGRESS COLLECTIONS AND OTHER DEFERRED INCOME

Contract assets reflect revenues earned in excess of billings on our long-term contracts related to our equipment and CSAs. Contract liabilities reflects billings in excess of revenue recognized on similar agreements. Other deferred assets are fulfillment costs that principally relate to contractually required non-recurring engineering incurred during the initial design phase of a contract, which is recoverable over revenues generated as part of our production efforts. Recoverable costs are capitalized and amortized to Costs of revenues based on their expected pattern of benefit of the customers’ order. Amortization of fulfillment costs was approximately $24,115 thousand, $23,828 thousand and $25,519 thousand for fiscal periods ended 2018, 2017 and 2016, respectively.

Revenue recognized that was included in the contract liability at the beginning of the period was $464,974 thousand and $570,651 thousand for fiscal years ended 2018 and 2017, respectively.

GE Transportation
(A carve-out business of General Electric Company)

CONTRACT AND OTHER DEFERRED ASSETS, NET

Contract and other deferred assets and progress collections, considering current and non-current classification, as of December 31, 2018 and 2017, are as follows:

	At December 31,
(in thousands)	2018	2017

Contractual service agreements (a)	$363,294	$416,199
Equipment contract revenue (b)	136,447	79,588
Deferred inventory costs (c)	35,799	39,655
Total contract and other deferred assets	$535,540	$535,442

Long-term contractual service agreements (a)	$226,552	$193,389
Long-term equipment contract revenue (b)	20,311	33,484
Long-term non-recurring engineering costs (d)	99,552	86,868
Other	-	7,651
Total long-term contract and other deferred assets	$346,415	$321,392

Progress collections (e)	$324,449	$564,971
Deferred income	10,746	27,456
Total progress collections and deferred income	$335,195	$592,427

Long-term progress collections (e)	$39,724	$20,740
Long-term deferred income	357	3,057
Total long-term progress collections and other deferred income	$40,081	$23,797
Total contract and other deferred assets, net	$506,679	$240,610

(a)	Reflects revenues earned in excess of billings on our CSAs in our Services segment.

(b)	Reflects revenues earned in excess of billings primarily on our long-term contracts to construct equipment principally in our Equipment and Digital segments.

(c)	Represents cost deferral for shipped goods and other costs for which the criteria for revenue recognition has not yet been met.

(d)
Includes fulfillment costs incurred prior to production (e.g., engineering costs specific to an individual customer’s contract) for long-term equipment production contracts, primarily within our Equipment segment, which are allocated proportionately over the life of the contract.

(e)	Includes billings in excess of revenue on our long-term equipment and CSAs.

Total contract and other deferred assets, net, increased by $266,069 thousand from December 31, 2017 due to revenue recognized for work performed exceeding billings principally in our CSA portfolio and in our long-term equipment portfolios. The changes in estimates for fiscal years ended 2018 and 2017, principally in our CSA portfolio, increased revenue and operating income, which is defined as Gross profit less Selling, general and administrative expenses, by approximately $40,006 thousand and $38,019 thousand, respectively.

GE Transportation
(A carve-out business of General Electric Company)

REMAINING PERFORMANCE OBLIGATIONS

As of December 31, 2018, the aggregate amount of the transaction price allocated to the unsatisfied (or partially unsatisfied) performance obligations was $17,407,281 thousand. This amount excludes highly probable but uncommitted purchases from our customers that are not legally enforceable. We expect to recognize revenue as we satisfy the remaining performance obligations as follows:

•	Equipment - total remaining performance obligations of $5,983,195 thousand of which 79% is expected to be satisfied within 5 year(s) and the remaining thereafter.

•	Services - total remaining performance obligations of $10,913,326 thousand of which 50% is expected to be satisfied within 5 year(s), 79% within 10 year(s) and the remaining thereafter.

•	Digital - total remaining performance obligations of $510,760 thousand of which 78% is expected to be satisfied within 5 year(s) and the remaining thereafter.

NOTE 4	RELATED PARTY TRANSACTIONS

As discussed in Note 1 Description of Business and Basis of Presentation, GE provides the Business with a number of services. Some of these services are provided directly by GE, and others are managed by GE through third-party service providers. The cost of certain of these services is either (a) recognized through our allocated portion of GE’s Corporate Overhead, or (b) billed directly to the Business (such as most of our employee benefit costs). The cost of other services is included within the service itself, and the incremental cost for GE to provide the service is not discernible (such as payroll processing services included within the cost of payroll). In addition, we and our affiliates obtain a variety of goods (such as supplies and equipment) and services (such as GE Global Research Center) under various master purchasing and service agreements to which GE (and not the Business) is a party. We are billed directly for services we procure under these arrangements.

We receive an allocated share of GE’s Corporate Overhead for certain services that GE provides to the Business, but which are not specifically billed to the Business, such as public relations, investor relations, treasury, and corporate internal audit services. Costs of $35,163 thousand, $27,163 thousand and $28,249 thousand for the years ended December 31, 2018, 2017 and 2016, respectively, were recorded in our Combined Statement of Earnings for our allocated share of GE’s Corporate Overhead. The Business has related party revenues of $5,146 thousand, $817 thousand and $279 thousand for the years ended December 31, 2018, 2017 and 2016, respectively. The majority of these sales were made by the Equipment segment to other GE industrial business units.

These combined financial statements include additional related party transactions with GE and GE entities that include the following:

•
Amounts for due to / due from affiliates are recorded in Accounts payable and Current receivables, and are settled in cash. The Business has accounts payable resulting from amounts due to affiliates of $39,535 thousand and $48,057 thousand as of December 31, 2018 and 2017, respectively. The Business has current receivables resulting from amounts due from affiliates of $21,755 thousand and $21,259 thousand as of December 31, 2018 and 2017, respectively.

•
The Business factors U.S. and non-U.S. receivables through WCS on a recourse and nonrecourse basis pursuant to various factoring and servicing agreements. The Business had factored receivables of $139,583 thousand and $146,221 thousand without recourse as of December 31, 2018 and 2017, respectively. The Business had factored receivables of $9,633 thousand and $3,989 thousand with recourse as of December 31, 2018 and 2017, respectively. For agreements with recourse, the Business establishes a bad debt reserve based on the aging policy discussed in Note 2(F) Current Receivables. Historically, the Business has outsourced our servicing responsibilities to Global Operations AR CoE for a market-based fee and therefore no servicing asset or liability has been recorded on the Combined Statement of Financial Position as of December 31, 2018 and 2017. Under the programs, the Business incurred interest expense and finance charges of $12,880 thousand, $19,943 thousand and $12,866 thousand for the years ended December 31, 2018, 2017 and 2016, respectively, which are included in Other expenses. Activity related to the factored receivables program is reflected in the Combined Statement of Cash Flows as an operating activity. As noted in Note 2 Summary of Significant Accounting Policies, the Business stopped factoring receivables as of December 31, 2018. However, the Business is still in the process of collecting on previously factored receivables and remitting the respective payments to WCS.

GE Transportation
(A carve-out business of General Electric Company)

•
The Business’s North American operations participate in accounts payable programs with TPS. The Business’s liability associated with the funded participation in the accounts payable programs, which is presented as accounts payable within the Combined Statement of Financial Position, was $455,738 thousand and $332,584 thousand as of December 31, 2018 and 2017, respectively. As noted in Note 2 Summary of Significant Accounting Policies, in anticipation of the closing of the Proposed Transaction, the Business ended the TPS program for the majority of our suppliers as of December 31, 2018, with the remaining suppliers removed as of deal close.

•	The Business participates in GE Treasury centralized hedging and offsetting programs. See Note 12 Derivatives and Hedging.

•	Employees of the Business participate in pensions and benefit plans that are sponsored by GE. See Note 17 Pension and Postretirement Benefit Plans.

•
GE grants stock options, restricted stock units and performance share units to its group employees, including those of GE Transportation, under the GE Long-Term Incentive Plan. Compensation expense, net of tax, associated with this plan was $9,036 thousand, $4,794 thousand and $6,881 thousand for the years ended December 31, 2018, 2017 and 2016, respectively.

•	Lease agreements are based on market terms. The Business incurs rent expense resulting from related party leases with GE or GE entities as lessor. See Note 16 Leases.

•
All adjustments relating to certain transactions among the Business, GE and GE entities, which include the transfer of the balance of cash and equivalents to GE, transfer of the balance of cash held in cash pooling arrangements to GE, settlement of intercompany debt between the Business and GE or other GE entities and pushdown of all costs of doing business that were paid on behalf of the Business by GE or GE entities, are classified as Net parent investment.

•
The Business has engaged GE Digital to provide various services such as coding, development and testing various software products. Some of these costs are included in capitalized software and the remainder was expensed as incurred. The total GE Digital charges to the Business were $18,352 thousand, $13,304 thousand, and $2,901 thousand in 2018, 2017 and 2016, respectively.

NOTE 5	CURRENT RECEIVABLES, NET

Current receivables, net, as of December 31, 2018 and 2017 consist of the following:

As of December 31 (In thousands)	2018	2017

Customer receivables	$159,992	$86,882
Due from GE	21,755	21,259
Sundry receivables	121,871	69,127
	303,618	177,268
Less allowance for doubtful accounts	(7,755)	(4,882)
Current receivables, net	$295,863	$172,386

Sundry receivables primarily consist of value added tax receivables.

GE Transportation
(A carve-out business of General Electric Company)

NOTE 6	INVENTORIES

Inventories as of December 31, 2018 and 2017 consist of the following:

As of December 31 (In thousands)	2018	2017

Raw materials and work in process	$554,364	$268,261
Finished goods	215,345	292,182
Total inventories	$769,709	$560,443

NOTE 7	PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment, net as of December 31, 2018 and 2017 consist of the following:

	Depreciable Life	Original Cost		Net Carrying Value
As of December 31 (In thousands)	(in years)	2018	2017	2018	2017
Land and improvements	8(a)	$15,680	$19,857	$15,554	$16,781
Buildings, structures and related equipment	8-40	636,496	565,076	385,922	337,978
Machinery and equipment (b)	4-20	1,283,749	1,305,883	449,810	476,407
Leasehold costs and manufacturing plant under construction	3-10	61,050	100,597	57,909	112,002
Total property, plant and equipment, net		$1,996,975	$1,991,413	$909,195	$943,168

ELTO (net)		$7,100	$30,075	$6,766	$12,135

(a)	Depreciable lives exclude land.

(b)
Equipment leased to others (“ELTO”) is presented in the line item Machinery and equipment. This is equipment we own that is available to lease to customers and is stated at cost less accumulated depreciation.

As noted in Note 1 Basis of Presentation, during the fourth quarter of 2018, certain plant, property and equipment that was previously part of a shared research and development facility held by the Parent were transferred to the Business as a result of the Transfer. These assets are included in the table above at historical cost in accordance with the guidance on common control transactions within ASC 805.

In 2017, GE Transportation had an asset disposition as part of a sale to a customer with a carrying value of $25,297 thousand and recognized a gain on the sale of $203 thousand. The gain on sale is reflected in the Combined Statement of Earnings in Other expenses. This asset was included in our Services reportable segment. Based on estimated cash flows from the potential sale of the asset, an impairment loss of $2,203 thousand was recorded during the year ended December 31, 2017. The impairment loss was recorded on the Combined Statement of Earnings in Selling, general and administrative expenses.

In 2016, GE Transportation sold locomotives categorized as ELTO with a carrying value of $14,090 thousand and recognized a gain on the sale of $11,476 thousand. The gain on sale is included in the Combined Statement of Earnings in Other expenses. Total depreciation expense was $113,575 thousand, $112,283 thousand and $171,776 thousand for the years ended December 31, 2018, 2017 and 2016, respectively.

GE Transportation
(A carve-out business of General Electric Company)

NOTE 8	GOODWILL AND INTANGIBLE ASSETS

GOODWILL

After initial recognition, goodwill is measured net of any accumulated impairment losses. Changes in the carrying amount of goodwill for the years ended December 31, 2018 and 2017, by reportable segment, are as follows:

(In thousands)	Equipment	Services	Digital	Total

Balance at January 1, 2017	$-	$112,483	$177,027	$289,510

Acquisitions and purchase accounting adjustments	-	-	(6,886)	(6,886)
Impairments, currency translation, and other	-	-	-	-
Balance at December 31, 2017	$-	$112,483	$170,141	$282,624

Acquisitions and purchase accounting adjustments	-	-	-	-
Impairments, currency translation, and other	-	-	-	-
Balance at December 31, 2018	$-	$112,483	$170,141	$282,624

In performing the annual goodwill impairment test during 2018, we determined that the fair value of the reporting units was more likely than not to be higher than their carrying amounts based on a qualitative assessment. Therefore, no goodwill impairment was recognized during the fiscal year. As of December 31, 2018, we believe that goodwill is recoverable for all of the reporting units; however, there can be no assurance that the goodwill will not be impaired in future periods.

In 2016, we recorded a $2,027 thousand impairment charge to a reporting unit within the Equipment reportable segment. The impairment charge was a direct result of a multi-year suppressed global commodities market and the related effect on the global mining investment environment that caused us to revise the expected cash flows of the reporting units. The impairment loss was recorded on the Combined Statement of Earnings in Impairment of goodwill and represented a complete impairment of goodwill in the Equipment reportable segment.

GE Transportation
(A carve-out business of General Electric Company)

OTHER INTANGIBLE ASSETS

Intangible assets and accumulated amortization as of December 31, 2018 and 2017 consist of the following:

		2018			2017
As of December 31 (In thousands)	Useful Life (in years)	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
Customer-related	11-20	$21,752	$(9,016)	$12,736	$21,860	$(7,636)	$14,224
Patents & technology	7-11	58,667	(28,707)	29,960	56,866	(21,419)	35,447
Capitalized software - internal-use	5	228,311	(147,364)	80,947	211,209	(116,151)	95,058
Capitalized software - external	5-10	170,424	(32,725)	137,699	130,245	(20,358)	109,887
Trademarks & other	18-30	267	0	267	286	(0)	286
Total		$479,421	$(217,812)	$261,609	$420,466	$(165,564)	$254,902

During 2018 and 2017, we recorded additions to intangible assets subject to amortization of $54,376 thousand and $61,882 thousand, respectively, primarily driven by capitalized software.

Amortization expense related to intangible assets subject to amortization was $46,102 thousand, $71,728 thousand and $47,852 thousand for the years ended December 31, 2018, 2017 and 2016, respectively.

Estimated annual amortization for intangible assets over the next five calendar years consists of the following:

(In thousands)	2019	2020	2021	2022	2023
Estimated annual amortization expense	$55,759	$51,694	$46,247	$41,772	$30,413

NOTE 9	PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets as of December 31, 2018 and 2017 consist of the following:

As of December 31 (In thousands)	2018	2017

Derivative assets	$22,227	$3,303
Miscellaneous deferred charges	20,484	36,807
Prepaid insurance and other	9,761	6,080
Income tax receivable	11,807	179,394
Other	11,509	696
Prepaid expenses and other current assets	$75,788	$226,280

GE Transportation
(A carve-out business of General Electric Company)

NOTE 10	OTHER ASSETS

Other assets as of December 31, 2018 and 2017 consist of the following:

As of December 31 (In thousands)	2018	2017

Associated companies (a)	$61,048	$56,428
Other assets (b)	12,156	21,331
Assets held for sale (c)	23,448	-
Total other assets	$96,652	$77,759

(a)	Associated companies are entities in which we do not have a controlling financial interest, but over which we have significant influence, most often because we hold a voting interest of 20% to 50%.
(b)	Other assets mainly consist of long-term prepaid expenses and non-current value added tax receivables.
(c)
During the first quarter of 2018, the Business entered into an agreement to sell locomotives which were previously utilized for testing purposes that met the criteria for held for sale during the third quarter of 2018. Further, the Business received certifications on another group of locomotives that were being held in Property, plant and equipment, that met the criteria for held for sale during the fourth quarter of 2018 as a result of the certifications and our initiatives to market them for certain parties. The Business expects the sale of these assets to close within the next twelve months.

NOTE 11	BORROWINGS

SHORT-TERM BORROWINGS

The Business maintains an uncommitted credit arrangement with Citibank providing for short-term borrowing capacity and overdraft protection. There were overdrafts of $4,442 thousand outstanding, primarily in our Ukraine operations, under these short-term credit facilities at a weighted average interest rate of 21% at December 31, 2018, and there were no amounts outstanding under these short- term credit facilities for the year ended December 31, 2017. Interest expense recognized for this short-term borrowing was immaterial for the years ended December 31, 2018. Interest expense is included within Other expenses in the Combined Statement of Earnings.

LONG-TERM BORROWINGS

In September 2017, the Business entered into an unsecured loan facility agreement with Wipro GE Healthcare Private Limited to fund various ongoing projects and operational requirements. The loan had a total disbursement value of $68,703 thousand, disbursed in three tranches. As of December 31, 2017 the first two tranches had been disbursed with a total value of $44,256 thousand. The final tranche was disbursed in the first quarter of 2018. The loan carries an 8% annual interest rate, compounded quarterly and matures in three tranches due October 2019, November 2019, and January 2020. However, under the terms of the merger agreement, this loan was settled in November 2018 in anticipation of the closing of the Proposed Transaction. Interest included in interest expense related to this loan is $4,796 thousand and $588 thousand for the years ended December 31, 2018 and 2017, respectively. Interest expense is included within Other expenses in the Combined Statement of Earnings.

Due to the nature and terms of the debt, the Business carries the debt at face value and did not recognize a discount or premium at issuance. The current portion of long-term debt is included in Short-term borrowings, and the non-current portion of the debt is included in Long-term borrowings. The amounts outstanding under the long-term borrowings as of December 31, 2018 and 2017 are reflected in the table below.

GE Transportation
(A carve-out business of General Electric Company)

Borrowings as of December 31, 2018 and 2017 consist of the following:

Short-term borrowings

As of December 31 (In thousands)	2018	2017
Current portion of long-term borrowings	$35	$45
Bank borrowings and other	4,442	-
Total short-term borrowings	$4,477	$45

Long-term borrowings

As of December 31 (In thousands)		2018	2017
Long-term portion of borrowings	Maturities 2019-2020	$16	$44,257
Total long-term borrowings		$16	$44,257

Total interest expense and other finance charges were $17,688 thousand, $21,805 thousand and $20,002 thousand for the years ended December 31, 2018, 2017 and 2016, respectively. Interest expense includes expense related to current receivable factoring programs. See Note 4 Related Party Transactions.

LETTERS OF CREDIT

As of December 31, 2018 and 2017, the Business has off-balance sheet credit exposure primarily for bank guarantees of approximately $468,830 thousand and $532,196 thousand, respectively. This balance represents the notional amount of bank guarantees obtained in the normal course of business from non-affiliated third party financial institutions to guarantee the Business’s own performance on contracts with customers and suppliers. In the event nonperformance by the Business results in a customer or supplier drawing on the guarantee, the Business would be secondarily liable. Historically, the Business has not experienced any losses on these credit exposures.

NOTE 12	DERIVATIVES AND HEDGING

Economic hedges are not designated as hedged from an accounting standpoint (and therefore we do not apply hedge accounting to the relationship), but otherwise serve the same economic purpose as other hedging arrangements. We use economic hedges when we have exposures to currency exchange and commodity price risk for which we are unable to meet the requirements for hedge accounting or when changes in the carrying amount of the hedged item are already recorded in earnings in the same period as the derivative, making hedge accounting unnecessary. Even though the derivative is an effective economic hedge, there may be a net effect on earnings in each period due to differences in the timing of earnings recognition between the derivative and the hedged item. Notional amounts outstanding related to currency exchange contracts are approximately $585,402 thousand and $332,821 thousand as of December 31, 2018 and 2017, respectively. Notional amounts related to commodity contracts are approximately $63,906 thousand as of December 31, 2018. There were no commodity contracts outstanding as of December 31, 2017. Additionally, the Business enters into contracts from time to time with international customers in the normal course of business that have embedded derivative components that are accounted for separately from the contract.

GE Transportation
(A carve-out business of General Electric Company)

The following table provides information about the fair value of our derivatives, by contract type and the accounts in the Combined Statement of Financial Position in which the balances are presented:

At December 31,

	At December 31,
	2018		2017
(In thousands)	Prepaid expenses and other current assets	Other current liabilities	Prepaid expenses and other current assets	Other current liabilities
	Fair Value
Currency exchange and commodity contracts	$22,227	$17,310	$3,303	$6,372

Derivative instruments are principally administered by GE and the gains (losses) are $(11,442) thousand, $(9,210) thousand and $(25,804) thousand for the years ended December 31, 2018, 2017 and 2016, respectively. These gains (losses) are included in Other expenses.

NOTE 13	INCOME TAXES

The tax provisions have been prepared on a separate return basis as if the Business was a separate group of companies under common ownership. The operations have been combined as if the Business was filing on a consolidated basis for U.S. Federal, U.S. state and non-U.S. income tax purposes, where allowable by law. The Business is subject to regulation under a wide variety of U.S. federal, U.S. state and non-U.S. tax laws, regulations and policies. Changes to these laws or regulations may affect our tax liability, return on investments and business operations.

COMBINED EARNINGS (LOSS) BEFORE INCOME TAXES

(In thousands)	2018	2017	2016
U.S.	$294,868	$280,346	$619,667
Non-U.S.	213,842	152,053	87,850
Total earnings	$508,710	$432,399	$707,517

COMBINED EXPENSE (BENEFIT) PROVISION FOR INCOME TAXES

(In thousands)	2018	2017	2016
Current
U.S. Federal	$352,056	$70,879	$61,949
U.S. State and Local	79,552	20,202	33,362
Non-U.S.	113,547	92,028	55,838
Deferred
U.S. Federal	(305,879)	(118,361)	7,305
U.S. State and Local	(79,170)	(1,564)	5,088
Non-U.S.	(47,128)	(18,881)	3,886
Total	$112,978	$44,303	$167,428

GE Transportation
(A carve-out business of General Electric Company)

RECONCILIATION OF U.S. FEDERAL STATUTORY INCOME TAX RATE TO ACTUAL INCOME TAX RATE

(In thousands)	2018	2017	2016
Income before taxes	$508,710	$432,399	$707,517
Statutory Tax Rate	21%	35%	35%
Statutory Tax	106,828	151,340	247,631
Foreign operations and Foreign Tax Credits	13,060	843	(119,780)
State taxes	500	12,115	24,992
U.S. Tax Reform	9,186	(108,714)	-
Foreign-derived intangible income	(9,568)	-	-
Domestic manufacturing deduction benefits	-	(2,610)	(16,214)
Research & Development benefits	(5,008)	(4,147)	(1,601)
Valuation allowance	(1,211)	6,459	25,794
Other	(809)	(10,983)	6,606
Total income tax	$112,978	$44,303	$167,428
Actual Income tax rate	22%	10%	24%

UNRECOGNIZED TAX POSITIONS

The Business is under continuous examination by the Internal Revenue Service (IRS), various U.S. state taxing authorities, and non-U.S. taxing authorities as part of the audit of GE’s tax returns. The IRS is currently auditing GE's consolidated U.S. income tax returns for 2012- 2013 and has begun the audit for 2014-2015. During 2015, the IRS completed the audit of GE's consolidated U.S. income tax returns for 2010-2011, except for certain issues that were completed in 2016. We believe that there are no jurisdictions in which the outcome of unresolved issues or claims is likely to be material to the results of operations, financial position or cash flows. We further believe that we have made adequate provisions for all income tax uncertainties.

The balance of unrecognized tax benefits, the amount of related interest and penalties we have provided and what we believe to be the range of reasonably possible changes in the next 12 months were as follows:

UNRECOGNIZED TAX BENEFITS

Liability (In thousands)	2018	2017
Unrecognized tax benefits	$(7,104)	$(5,717)
Accrued interest on unrecognized tax benefits	(2,469)	(2,222)
Accrued penalties on unrecognized tax benefits	(445)	(1,446)
Reasonably possible reduction to the balance of unrecognized tax benefits in succeeding 12 months	-	-
Portion that, if recognized, would reduce tax expense and effective tax rate	(7,104)	(5,717)

GE Transportation
(A carve-out business of General Electric Company)

UNRECOGNIZED TAX BENEFITS RECONCILIATION

(In thousands)	2018	2017
Balance at January 1	$(5,717)	$(4,802)
Additions for tax positions of the current year	-	-
Additions for tax positions of prior years	(1,696)	(1,320)
Reductions for tax positions of prior years	309	405
Settlements with tax authorities	-	-
Expiration of the statute of limitations	-	-
Balance at December 31	$(7,104)	$(5,717)

At December 31, 2018, we had $7,104 thousand of unrecognized tax benefits. In addition, we have accrued interest and penalties of $2,469 thousand and $445 thousand, respectively. The amount of unrecognized tax benefits that would impact the effective tax rate would be $7,104 thousand. Additionally, none of the amount of unrecognized tax benefits are expected to change in the next twelve months. We classify interest on tax deficiencies as interest expense; we classify income tax penalties as a provision for income taxes.

DEFERRED INCOME TAXES

Deferred income tax balances reflect the effects of temporary differences between the carrying amounts of assets and liabilities and their tax bases, as well as from net operating loss and tax credit carryforwards, and are stated at enacted tax rates expected to be in effect when taxes are actually paid or recovered. Deferred income tax assets represent amounts available to reduce income taxes payable on taxable income in future years. GE Transportation did not operate as a standalone entity in the past and, accordingly, tax losses, receivables and other deferred tax assets included in the combined carve-out financial statements on a separate return basis may not be available upon separation of the Business from GE.

During the fourth quarter, the business executed a series of asset transfers to reorganize its legal structure in preparation for the close of the transaction. Transfers occurring between different tax paying components resulted generally in the recognition of current taxes payable by the seller and of deferred tax assets by the purchasing entity. In addition, assets that were previously part of a shared legal facility held by the Parent were contributed to the Business, and these assets are recorded at historical cost for book purposes. The deferred tax asset related to the difference between the historic cost and fair value is recorded in equity under ASC 740, Income Taxes.

We regularly evaluate the recoverability of our deferred tax assets and establish a valuation allowance, if necessary, to reduce the deferred tax assets to an amount that is more likely than not to be realized (a likelihood of more than 50 percent). Significant judgment is required to determine whether a valuation allowance is necessary and the amount of such valuation allowance. In assessing the recoverability of our deferred tax assets at December 31, 2018, we considered all available evidence, including the nature of financial statement losses and reversing taxable temporary differences and future operating profits.

Aggregated deferred income tax amounts are summarized below.

DEFERRED INCOME TAX AMOUNTS

(In thousands)	2018	2017
Assets	$377,959	$6,770
Liabilities	(104,616)	(173,513)
Net deferred income tax asset (liability)	$273,343	$(166,743)

GE Transportation
(A carve-out business of General Electric Company)

COMPONENTS OF THE NET DEFERRED INCOME TAX ASSET LIABILITY

(In thousands)	2018	2017
Deferred tax assets
Goodwill & other intangibles	$440,828	$88,232
Operating loss carryforwards	53,132	56,783
Employee benefits	28,058	12,373
Other	-	-
Total deferred income tax asset	522,018	157,388
Valuation allowances	(144,059)	(150,618)
Total deferred income tax asset after valuation allowance	$377,959	$6,770

Deferred tax liabilities
Goodwill and other intangibles	$(22,555)	$(21,888)
Property	(50,605)	(80,075)
Receivables	(6,097)	(41,374)
Inventory	(4,166)	(3,433)
Other accrued expenses	(16,754)	(15,059)
Other	(4,439)	(11,684)
Total deferred income tax liability	$(104,616)	$(173,513)
Net deferred income tax asset (liability)	$273,343	$(166,743)

NET OPERATING LOSSES

At December 31, 2018 and 2017, the Business had net operating loss carryforwards of approximately $177,888 thousand and $191,063 thousand, respectively. The net operating loss carryforwards result in a deferred tax asset of $53,132 thousand and $56,783 thousand at December 31, 2018 and 2017. The majority of the net operating losses are located in Australia where losses can be carried forward indefinitely.

UNDISTRIBUTED EARNINGS

Substantially all of our undistributed earnings of our foreign subsidiaries are indefinitely reinvested. Due to the enactment of U.S. tax reform during 2017, substantially all of our previously unrepatriated foreign earnings were subject to U.S. federal income tax, and therefore we expect to have the ability to repatriate those earnings without incremental U.S. federal tax cost. Future repatriations of foreign earnings may however incur other taxes such as withholding or state taxes. Indefinite reinvestment is determined by management’s intentions concerning the future operations of the Business. Most of these earnings have been reinvested in active non-U.S. business operations. As of December 31, 2018, the cumulative amount of indefinitely reinvested foreign earnings was approximately $296,855 thousand. Computation of any deferred tax liability associated with and any other remaining basis differences is not practicable.

TAX REFORM

On December 22, 2017, the U.S. enacted legislation commonly known as the Tax Cuts and Jobs Act (“U.S. tax reform”) that lowered the statutory tax rate on U.S. earnings to 21%, taxes historic foreign earnings at a reduced rate of tax, establishes a territorial tax system and enacts new taxes associated with global operations.

The impact of enactment of U.S. tax reform was recorded on a provisional basis as the legislation provided for additional guidance to be issued by the U.S. Department of the Treasury on several provisions including the computation of the transition tax. With the enactment of U.S. tax reform, we recorded, for the year ended December 31, 2017, tax expense of $5,454 thousand to reflect our provisional estimate of the transition tax on historic foreign earnings and we recorded a tax benefit of $114,168 thousand related to the revaluation of deferred taxes. This amount was adjusted in 2018 based on guidance issued during the year. Additional guidance may be issued after 2018 and any resulting effects will be recorded in the quarter of issuance. For the year ended December 31, 2018, we finalized our provisional estimate of the enactment of U.S. tax reform and revaluation of deferred taxes and recorded an additional tax expense of $9,186 thousand. Additionally, as part of tax reform, the U.S. has enacted a minimum tax on foreign earnings (“global intangible low tax income”). We have not made an accrual for the deferred tax aspects of this provision.

GE Transportation
(A carve-out business of General Electric Company)

NOTE 14	OTHER CURRENT LIABILITIES AND OTHER LIABILITIES

OTHER CURRENT LIABILITIES

Other current liabilities as of December 31, 2018 and 2017 consist of the following:

As of December 31 (In thousands)	2018	2017
Employee related liabilities (a)	$151,875	$90,801
Derivative liabilities	17,310	6,372
Discounts and allowances	4,844	14,132
Accrued taxes	275,921	47,113
Accrued costs for freight, utility & other	22,340	28,563
Warranties	49,933	49,564
Restructuring and sundry losses (b)	16,394	24,032
Other current liabilities (c)	22,821	22,146
Total other current liabilities	$561,438	$282,723

(a)	Employee related liabilities are largely comprised of payroll, employee compensation and benefits, pension and other postretirement benefit obligations.

(b)
Restructuring accruals and accruals for costs arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. See Note 18 Restructuring and Other Activities.

(c)	Other current liabilities primarily consist of accruals related to prior acquisitions and investments, as well as various other miscellaneous accruals and professional fees.

GE Transportation
(A carve-out business of General Electric Company)

OTHER LIABILITIES

Other liabilities as of December 31, 2018 and 2017 consist of the following:

As of December 31 (In thousands)	2018	2017
Employee related liabilities (a)	$23,551	$27,135
Sundry losses (b)	169	8,503
Warranties	32,445	30,753
Tax related liabilities (c)	7,548	7,163
Other liabilities (d)	17,280	18,637
Total other liabilities	$80,993	$92,191

(a)	Employee related liabilities are largely comprised of long-term employee compensation programs.

(b)	Consists of accruals for legal costs and various other accruals.

(c)	Consists of reserves for uncertain tax positions.

(d)	Other liabilities primarily consist of earn outs and various other liabilities.

NOTE 15	COMMITMENTS AND CONTINGENCIES

WARRANTY OBLIGATIONS

As part of our product sales we provide standard warranty coverage to our customers as part of customary practices in the market to provide assurance that the equipment sold will comply with agreed upon specifications and such standard warranty at the time of sale is limited to fixing product defects. Issuance of a product warranty constitutes a commitment, which must be accrued as a loss contingency if expenditures under the warranty are both probable and reasonably estimable. The Business provides for estimated product warranty expenses when the related product sale is recognized. Additionally, we may elect certain corrective actions, at our expense, for certain product-related matters impacting our product portfolios. Warranty obligations are recognized for these matters when we commit to these corrective actions and they are estimable. Because warranty estimates are forecasts that are based on the best available information, primarily based on historical warranty claims experience and outstanding warranty period, claims costs may differ from amounts provided.

(In thousands)	2018	2017
Balance at January 1	$80,317	$101,492
Current year provisions	78,530	54,346
Utilizations and other	(76,469)	(75,521)
Balance at December 31	$82,378	$80,317

Approximately 39% and 38% of warranty costs as of December 31, 2018 and 2017, respectively, are expected to be incurred beyond 12 months and therefore are classified as a long-term liability in Other liabilities. Refer to Note 14 Other Current Liabilities and Other Liabilities.

GUARANTEES

The Business provides guarantees in the ordinary course of business. The Business believes the likelihood is remote that any such arrangements could have a significant adverse effect on these combined financial statements of the Business. The Business records liabilities for guarantees at estimated fair value, generally the amount of the premium received, or if we do not receive a premium, the amount based on appraisal, observed market values or discounted cash flows, which are zero as of December 31, 2018 and 2017. The Business has off-balance sheet credit exposure through standby letters of credit, bank guarantees, bid bonds, and surety bonds. See Note 11 Borrowings. In addition, our Parent may provide the Business with parent company guarantees in certain jurisdictions where we lack the legal structure to issue the requisite guarantees required on certain projects. We are charged by our Parent the fair market value of such guarantees.

GE Transportation
(A carve-out business of General Electric Company)

LITIGATION

The Business is subject to a variety of legal proceedings and legal compliance risks in all parts of the world where the Business operates or buys or sells its equipment and services. The Business has adopted appropriate risk management and compliance programs to address these and other matters that may arise from time to time. The global and diverse nature of our business and the changing enforcement environments in which it operates, means the Business will continue to face legal and compliance risks, the nature and outcome of which cannot be predicted with certainty. Currently, management believes there are no legal contingencies that are likely to have a material effect on the Business's Combined Statements of Financial Position, Earnings, or Cash Flows.

In late November 2017, staff of the Boston office of the U.S. Securities & Exchange Commission (SEC) notified GE that they are conducting an investigation of GE’s revenue recognition practices and internal controls over financial reporting related to long-term service agreements. We have provided documentation to Parent regarding our long-term service agreement practices. Parent is providing documents and other information requested by the SEC staff, and our Parent is cooperating with their ongoing investigation. Staff from the Department of Justice are also investigating these matters, and our Parent is providing them with requested documents and information as well.

OTHER CONTRACTUAL COMMITMENTS

We also had commitments outstanding for purchase obligations, which represents take-or-pay contracts as well as purchase orders for goods and services utilized in the normal course of business such as capital expenditures, inventory and services under contracts.

At December 31, 2018, we had the following purchase obligations:

(In thousands)	2019	2020	2021	2022	2023
Purchase obligations	$3,181	$7,700	$6,933	$-	$-

OTHER LOSS CONTINGENCIES

Other loss contingencies are uncertain and unresolved matters that arise in the ordinary course of business and result from events or actions by others that have the potential to result in a future loss. Such contingencies include, but are not limited to, environmental obligations, litigation, regulatory proceedings, product quality and losses resulting from other events and developments.

When a loss is considered probable and reasonably estimable, a liability is recorded in the amount of GE Transportation’s best estimate for the ultimate loss. When there appears to be a range of possible costs with equal likelihood, liabilities are based on the low end of such range. However, the likelihood of a loss, with respect to a contingency, is often difficult to predict and determining a meaningful estimate of the loss or a range of loss may not be practicable based on the information available and the potential effect of future events and decisions by third parties that will determine the ultimate resolution of the contingency. Moreover, it is not uncommon for such matters to be resolved over many years, during which time relevant developments and new information must be continuously evaluated to determine both the likelihood of potential loss and whether it is possible to reasonably estimate a range of possible loss. When a loss is probable but a reasonable estimate cannot be made, disclosure is provided.

Disclosure is also provided when it is reasonably possible that a loss will be incurred or when it is reasonably possible that the amount of a loss will exceed the recorded provision. GE Transportation regularly reviews all contingencies to determine whether the likelihood of loss has changed and to assess whether a reasonable estimate of the loss, or range of loss, can be made. As discussed above, development of a meaningful estimate of loss or a range of potential loss is complex when the outcome is directly dependent on negotiations with, or decisions by, third parties, such as regulatory agencies, the court system and other interested parties. Such factors bear directly on whether it is possible to reasonably estimate a range of potential loss and boundaries of high and low estimates.

GE Transportation
(A carve-out business of General Electric Company)

NOTE 16	LEASES

LEASE COMMITMENTS

The Business is a lessee under various cancelable and non-cancelable operating lease arrangements for facilities, information technology, fleet, and other equipment having terms, which expire on various dates. Rent expense for third party leases was $27,261 thousand, $23,274 thousand and $28,255 thousand for the years ended December 31, 2018, 2017 and 2016, respectively. We did not enter into any significant capital leases during the three years ended December 31, 2018.

Future minimum lease payments on non-cancelable operating lease arrangements, net of amounts due under subleases, as of December 31, 2018, consist of the following:

For the years ended December 31(In thousands)	Total
Due in
2019	$14,353
2020	11,766
2021	10,684
2022	8,912
2023	7,232
2024 and thereafter	30,158
Total	$83,105

This table excludes arrangements with GE and GE entities, which are cancelable at the option of the Business. Rent of approximately $1,944 thousand was charged by GE for these related party leases for the year ended December 31, 2018, which was generally consistent with prior years. See Note 4 Related Party Transactions.

NOTE 17	PENSION AND POSTRETIREMENT BENEFIT PLANS

Certain employees are covered under GE’s retirement plans (e.g. pension, retiree health and life insurance). In addition, certain Canadian employees participate in the GE Canada Defined Benefit Pension Plan as well as the Canada Postretirement Benefits.

The Business is allocated relevant participation costs for these GE employee benefit plans by GE. As such, the Business has not recorded any liabilities associated with our participation in this multi-employer plans in our Combined Statement of Financial Position as of December 31, 2018 and 2017.

Expenses associated with our employees’ participation in the U.S. GE pension and postretirement benefit plans are $83,288 thousand, $77,965 thousand and $86,285 thousand for the years ended December 31, 2018, 2017 and 2016, respectively. Expenses associated with our employees’ participation in the GE Canada Defined Benefit Pension Plan and Canada Postretirement Benefits are $994 thousand, $1,019 thousand and $1,015 thousand for the years ended December 31, 2018, 2017 and 2016, respectively.

NOTE 18	RESTRUCTURING AND OTHER ACTIVITIES

The Business plans for restructuring initiatives to be completed within one year from the date each plan is effective. Restructuring actions are an essential component of our improvement efforts to both existing operations and those recently acquired, and there have been several initiatives in recent years as we have right-sized our businesses for changing market conditions.

Restructuring and other charges relate primarily to workforce reductions, facility exit costs associated with the consolidation of sales, service and manufacturing facilities, and other asset write-downs. The Business continues to closely monitor the economic environment and may undertake further restructuring actions to more closely align our cost structure with earnings goals.

GE Transportation
(A carve-out business of General Electric Company)

The Business’s restructuring activities included consolidation of footprint and workforce reductions and realignment. No new material restructuring actions were initiated in 2018, and the impact on operations from the execution of restructuring activities during 2018 was not material. Additionally, there was no material liability remaining related to restructuring for the year ended December 31, 2018. In 2017 and 2016, restructuring activities were primarily in the U.S., Mexico, Canada, Australia, Chile, and Brazil. Restructuring expenses and related charges for the years ended December 31, 2017 and 2016 consisted of the following:

	For the years ended December 31
(In Thousands)	2017	2016
Equipment
Asset impairment	$73,576	$81,774
Contract termination costs	33	19,359
Employee separation expense	24,522	29,375
Total Equipment	$98,131	$130,508

Services
Asset impairment	12,748	21,141
Contract termination costs	-	-
Employee separation expense	14,977	24,100
Total Services	$27,725	$45,241

Digital
Asset impairment	17,971	1,544
Contract termination costs	-	-
Employee separation expense	1,021	600
Total Digital	$18,992	$2,144
Total	$144,848	$177,893

Restructuring costs are reflected in the Combined Statement of Earnings in Selling, general and administrative expenses and Costs of revenues. Liabilities related to restructuring are included in Other current liabilities. See Note 14 Other Current Liabilities and Other Liabilities.

NOTE 19	SEGMENT INFORMATION AND MAJOR CUSTOMERS

BASIS OF PRESENTATION

Our reportable segments are organized based on the nature of markets and customers. Segment accounting policies are the same as described and referenced in Note 2 Summary of Significant Accounting Policies.

Certain information concerning our segments for the years ended December 31, 2018, 2017 and 2016 is presented in the following tables. Consistent accounting policies have been applied by all segments within the Business, within all reporting periods. A description of our reportable segments as of December 31, 2018 have been provided in Note 1 Description of Business and Basis of Presentation.

GE Transportation
(A carve-out business of General Electric Company)

SEGMENT REVENUES

Refer to the table below for total revenues by segment for the years ended December 31, 2018, 2017 and 2016.

	Total revenues
	For the years ended December 31
(In Thousands)	2018	2017	2016
Equipment	$1,516,695	$1,767,968	$2,444,240
Services	2,087,993	1,886,955	1,891,540
Digital	371,785	320,406	344,854
Eliminations	(65,653)	(45,021)	(74,043)
Total revenues	$3,910,820	$3,930,308	$4,606,591

Revenues from customers located in the United States were $2,238,806 thousand, $2,181,365 thousand and $2,837,759 thousand for the years ending December 31, 2018, 2017 and 2016, respectively. Revenues from customers located outside the United States were $1,672,014 thousand, $1,748,943 thousand and $1,768,832 thousand for the years ended December 31, 2018, 2017 and 2016, respectively.

OTHER SEGMENT INFORMATION

The Business uses segment profit to manage the Business and allocate resources. Management defines segment profit as Gross profit less Selling, general and administrative expenses, plus interest income, less noncontrolling interest. Costs for corporate overhead functions are first attributed to the segments to the extent possible before being subject to various allocation methodologies. Refer to the table below for segment profit and a reconciliation to Net earnings attributable to Parent for the years ended December 31, 2018, 2017 and 2016.

	For the years ended December 31
(In Thousands)	2018	2017	2016
Equipment	$(153,838)	$(28,907)	$142,508
Services	669,920	603,344	683,824
Digital	19,418	27,181	93,418
Segment profit	$535,500	$601,618	$919,750

Non-operating benefit costs	(9,986)	(16,877)	(18,455)
Impairment of goodwill	-	-	(2,027)
Restructuring costs	108	(144,848)	(177,893)
Interest expense and other finance charges	(17,326)	(21,805)	(20,002)
Provision for income taxes	(112,978)	(44,303)	(167,428)
Net earnings attributable to Parent	$395,318	$373,785	$533,945

The Business does not identify total assets by segment for internal purposes as the Business’ CODM (“Chief Operating Decision Maker”) does not assess performance, make strategic decisions, or allocate resources based on assets.

Refer to the table below for details on depreciation and amortization by segment for the years ended December 31, 2018, 2017 and 2016.

GE Transportation
(A carve-out business of General Electric Company)

	Depreciation and amortization
	For the years ended December 31
(In Thousands)	2018	2017	2016
Equipment	$90,274	$119,657	$166,405
Services	46,061	47,903	39,596
Digital	23,352	16,452	13,627
Total	$159,687	$184,012	$219,628

MAJOR CUSTOMERS

For the year ended December 31, 2018, two customers each accounted for approximately 14% and 12% of combined revenues, respectively. For the year ended December 31, 2017, a single customer accounted for approximately 17% of combined revenues. For the years ended December 31, 2016 three customers each accounted for approximately 19%, 13% and 13% of combined revenues. These revenues are within the Equipment, Services, and Digital segments.

NOTE 20	SUBSEQUENT EVENTS

The Business performed an evaluation of subsequent events through April 18, 2019, the date these combined financial statements were issued. On February 25th, 2019, the merger between Wabtec Corporation and the Business was completed. Refer to Note 1 Description of Business and Basis of Presentation for further detail on the Transaction.
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